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                                                                    EXHIBIT 23.4

                        LETTERHEAD OF PEAT MARWICK LLP


                      Consent of Independent Accountants
                      ----------------------------------



The Board of Directors and Shareholders
Assisted Living Concepts, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-2352) on Form S-8 of Assisted Living Concepts, Inc. of our report dated February 28, 1997, relating to the consolidated balance sheets of Assisted Living Concepts, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1996 annual report on Form 10-K of Assisted Living Concepts, Inc.



                                               /s/ KPMG Peat Marwick LLP

March 26, 1997